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                                  NASH-FINCH COMPANY




                                    NOTE AGREEMENT




                              Dated as of March 22, 1996





                                         Re:

                            $30,000,000 7.13% Senior Notes
                                 Due October 1, 2011






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

                                  TABLE OF CONTENTS

                            (NOT A PART OF THE AGREEMENT)

SECTION 1.         DESCRIPTION OF NOTES AND COMMITMENT . . . . . . . . . . .1

     Section 1.1.      Description of Notes. . . . . . . . . . . . . . . . .1
     Section 1.2.      Commitment: Closing Date. . . . . . . . . . . . . . .2
     Section 1.3.      Other Agreements. . . . . . . . . . . . . . . . . . .2

SECTION 2.         PREPAYMENT OF NOTES . . . . . . . . . . . . . . . . . . .2

     Section 2.1.      Required Principal Prepayments. . . . . . . . . . . .2
     Section 2.2.      Optional Prepayments. . . . . . . . . . . . . . . . .2
     Section 2.3.      Notice of Optional Prepayments. . . . . . . . . . . .3
     Section 2.4.      Allocation of Prepayments . . . . . . . . . . . . . .3
     Section 2.5.      Method and Place of Payment of Principal
                       and Interest. . . . . . . . . . . . . . . . . . . . .3

SECTION 3.         REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . .4

     Section 3.1.      Representations of the Company. . . . . . . . . . . .4
     Section 3.2.      Representations of the Purchaser. . . . . . . . . . .4

SECTION 4.         CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . .5

     Section 4.1.      Closing Certificate . . . . . . . . . . . . . . . . .5
     Section 4.2.      Legal Opinions. . . . . . . . . . . . . . . . . . . .5
     Section 4.3.      Company's Existence and Authority . . . . . . . . . .6
     Section 4.4.      Related Transactions. . . . . . . . . . . . . . . . .6
     Section 4.5.      Consent of Holders of Other Securities. . . . . . . .6
     Section 4.6.      Private Placement Number. . . . . . . . . . . . . . .6
     Section 4.7.      Funding Instructions. . . . . . . . . . . . . . . . .6
     Section 4.8.      Legality of Investment. . . . . . . . . . . . . . . .6
     Section 4.9.      Proceedings and Documents . . . . . . . . . . . . . .6
     Section 4.10.     Waiver of Conditions. . . . . . . . . . . . . . . . .7

SECTION 5.         INTERPRETATION OF AGREEMENT . . . . . . . . . . . . . . .7

     Section 5.1.      Definitions . . . . . . . . . . . . . . . . . . . . .7
     Section 5.2.      Accounting Principles . . . . . . . . . . . . . . . 13
     Section 5.3.      Directly or Indirectly. . . . . . . . . . . . . . . 13

SECTION 6.         COMPANY COVENANTS . . . . . . . . . . . . . . . . . . . 13

     Section 6.1.      Corporate Existence, Etc. . . . . . . . . . . . . . 14
     Section 6.2.      Insurance . . . . . . . . . . . . . . . . . . . . . 14
     Section 6.3.      Taxes, Claims for Labor and Materials, Compliance
                       with Laws . . . . . . . . . . . . . . . . . . . . . 14
     Section 6.4.      Maintenance, Etc. . . . . . . . . . . . . . . . . . 14
     Section 6.5.      Nature of Business. . . . . . . . . . . . . . . . . 14
     Section 6.6.      Current Ratio; Fixed Charge Coverage. . . . . . . . 15
     Section 6.7.      Stockholders' Equity. . . . . . . . . . . . . . . . 15
     Section 6.8.      Incurrence of Funded Debt . . . . . . . . . . . . . 15
     Section 6.9.      Liens and Encumbrances. . . . . . . . . . . . . . . 16
     Section 6.10.     Dividends, Stock Purchases. . . . . . . . . . . . . 18
     Section 6.11.     Mergers, Consolidations and Sales of Assets . . . . 18
     Section 6.12.     Reports and Rights of Inspection. . . . . . . . . . 20
     Section 6.13.     Repurchase of Notes . . . . . . . . . . . . . . . . 22
     Section 6.14.     Termination of Pension Plans. . . . . . . . . . . . 22
     Section 6.15.     Transactions with Affiliates. . . . . . . . . . . . 22

SECTION 7.         EVENTS OF DEFAULT AND REMEDIES THEREFOR . . . . . . . . 23

     Section 7.1.      Events of Default . . . . . . . . . . . . . . . . . 23
     Section 7.2.      Notice to Holders . . . . . . . . . . . . . . . . . 24
     Section 7.3.      Default Remedies. . . . . . . . . . . . . . . . . . 24
     Section 7.4.      Rescission of Acceleration. . . . . . . . . . . . . 25

SECTION 8.         AMENDMENTS, WAIVERS AND CONSENTS. . . . . . . . . . . . 25

     Section 8.1.      Amendments and Waivers. . . . . . . . . . . . . . . 25
     Section 8.2.      Solicitation of Holders . . . . . . . . . . . . . . 26
     Section 8.3.      Binding Effect. . . . . . . . . . . . . . . . . . . 26

SECTION 9.         MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 26

     Section 9.1.      Registered Notes. . . . . . . . . . . . . . . . . . 26
     Section 9.2.      Exchange for Different Denominations. . . . . . . . 26
     Section 9.3.      Loss, Theft, etc. of Notes. . . . . . . . . . . . . 27
     Section 9.4.      Expenses, Stamp Tax Indemnity . . . . . . . . . . . 27
     Section 9.5.      Powers and Rights Not Waived. . . . . . . . . . . . 27
     Section 9.6.      Notices . . . . . . . . . . . . . . . . . . . . . . 28
     Section 9.7.      Successors and Assigns. . . . . . . . . . . . . . . 28
     Section 9.8.      Survival of Covenants and Representations . . . . . 28
     Section 9.9.      Severability. . . . . . . . . . . . . . . . . . . . 28
     Section 9.10.     Governing Law . . . . . . . . . . . . . . . . . . . 28
     Section 9.11.     Captions. . . . . . . . . . . . . . . . . . . . . . 29
     Signature         . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ATTACHMENTS TO NOTE AGREEMENT:

Schedule I         --  Names and Addresses of Purchasers and Amounts of
Commitments

Exhibit A          --  Form of 7.13% Senior Note due October 1, 2011

Exhibit B          --  Form of Closing Certificate

Exhibit C          --  Description of Special Counsel's Closing Opinion

Exhibit D          --  Description of Closing Opinion of Counsel to the Company

                                  NASH-FINCH COMPANY
                               7600 France Avenue South
                          Minneapolis, Minnesota  55440-0355

                                    NOTE AGREEMENT


                                         Re:
                            $30,000,000 7.13% Senior Notes
                                 Due October 1, 2011

                                                                     Dated as of
                                                                  March 22, 1996
To the Purchaser named in Schedule I
hereto which is a
signatory to this Agreement

Ladies and Gentlemen:

       The undersigned, NASH-FINCH COMPANY, a Delaware corporation (the "COMPANY"), agrees with you as follows:

SECTION 1.       DESCRIPTION OF NOTES AND COMMITMENT

       SECTION 1.1. DESCRIPTION OF NOTES. The Company will authorize the issue and sale of its 7.13% Senior Notes due October 1, 2011 (the "NOTES") in an aggregate principal amount not exceeding $30,000,000 to be dated the date of issue, to bear interest from the date thereof until maturity at the rate of 7.13% per annum on the principal amount from time to time outstanding, such interest to be payable semi-annually on the first day of April and October in each year (commencing on October 1, 1996), until the principal amount thereof shall be due and payable, to mature on October 1, 2011 and to be otherwise substantially in the form attached hereto as Exhibit A. Overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) overdue installments of interest shall bear interest at the rate of 8.13% per annum from and after the maturity thereof, whether by acceleration or otherwise, until paid. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. The term "NOTES" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I hereto.

You and the other purchasers named in Schedule I hereto are hereinafter sometimes referred to as the "PURCHASERS". The terms which are capitalized herein shall have the meanings specified in Section 5 unless the context shall otherwise require.

       SECTION 1.2. COMMITMENT: CLOSING DATE. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes of the Company at a price equal to 100% of the principal amount thereof set forth opposite your name in Schedule 1. The sale and purchase of the Notes shall take place on such date not later than March 22, 1996 as shall be mutually agreed upon by the Company and the Purchasers (the "CLOSING DATE"). On the Closing Date, delivery of the Notes will be made against payment therefor in funds current and immediately available at First Bank National Association, First Bank Place, Minneapolis, Minnesota 55480, ABA #091000022, account number: 150250050179, account name: Nash-Finch Company, at 10:00 A.M. Minneapolis, Minnesota time for credit to the account of the Company upon advice to do so from special counsel to the Purchasers. Unless you notify the Company at least three days prior to the Closing Date, the Notes delivered to you will be delivered to you in the form of a single registered Note, registered in your name or in the name of such nominee as you may specify.

       SECTION 1.3. OTHER AGREEMENTS. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in
Schedule I, and your obligations and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 2.       PREPAYMENT OF NOTES.

       SECTION 2.1. REQUIRED PRINCIPAL PREPAYMENTS. The Company agrees that it will prepay and apply, and there shall become due and payable $2,500,000 principal amount on October 1 in each year beginning October 1, 2000 up to and including October 1, 2010 (each such payment and the payment on October 1, 2011 being hereinafter referred to collectively as the "PRINCIPAL PAYMENT DATES") in respect of the aggregate principal indebtedness evidenced by the Notes. The remaining unpaid principal amount of the Notes and accrued and unpaid interest thereon shall be due and payable on October 1, 2011.

       No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1. In the event of any repurchase of less than all of the outstanding Notes pursuant to Section 6.13, each scheduled prepayment pursuant to the provisions of this Section 2.1 coming due concurrently therewith or thereafter shall be reduced to the amount determined by dividing the aggregate principal amount of Notes outstanding immediately after any such repurchase pursuant to said Section 6.13 by the sum of the number of the remaining Principal Payment Dates, including, if on a Principal Payment Date, the date of such purchase.

       SECTION 2.2. OPTIONAL PREPAYMENTS. In addition to the prepayments required by Section 2.1, and upon compliance with Section 2.3, the Company shall have the privilege, on the first day of April and October in each year commencing on April 1, 1997, of prepaying the outstanding Notes, either in whole or in part (but if in part then in units of $500,000 or an integral multiple of $100,000 in excess thereof) by payment of the principal amount of the Notes or portion thereof to be prepaid and accrued interest thereon to the date of such prepayment, together with a premium equal to the then applicable Make Whole Premium.

       SECTION 2.3. NOTICE OF OPTIONAL PREPAYMENTS. The Company will give notice of any optional prepayment of the Notes to be made pursuant to Section
2.2 hereof to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) a description of the calculation of the premium, if any, and (f) accrued interest applicable to the prepayment. Such notice of prepayment shall also certify compliance with all requirements, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest shall become due and payable on the prepayment date. Two business days prior to the prepayment date, the Company shall provide each holder of a Note (by facsimile transmission) written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make Whole Premium.

       SECTION 2.4. ALLOCATION OF PREPAYMENTS. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof but only in units of $1,000, and to the extent that such ratable application shall not result in an even multiple of $1,000, adjustment may be made by the Company to the end that successive optional prepayments shall result in substantially ratable payments. Partial prepayments made pursuant to Section 2.2 shall be credited in each case first, against the final maturities of the Notes being prepaid and then, against the required prepayments provided for by Section 2.1 hereof in the inverse order of the due dates of such prepayments.

       SECTION 2.5. METHOD AND PLACE OF PAYMENT OF PRINCIPAL AND INTEREST. Anything in the Notes or this Agreement to the contrary notwithstanding, at the time of any payment, the Company will promptly and punctually pay the principal thereof, if any, and premium, if any, and interest due thereon, without any presentment thereof, directly to the Purchaser or any subsequent holder at the address of the Purchaser set forth in
Schedule I or at such other address as the Purchaser or such subsequent holder may from time to time designate in writing to the Company or, if a bank account is designated for a Purchaser on Schedule I hereto or in any written notice to the Company from the Purchaser or any such subsequent holder, the Company will make such payments in immediately available funds or in such manner indicated on
Schedule I hereto to such bank account before 12:00 noon, Minneapolis, Minnesota time, marked for attention as indicated, or in such other manner or to such other account of the Purchaser or such holder in any bank in the United States as the Purchaser or any such subsequent holder may from time to time direct in writing. If you shall sell or transfer any Note, you will notify the Company of such action and of the name and address of the transferee of such Note and you will, prior to the delivery of such Note, make a notation on such Note of the date to which interest has been paid on such Note and, if not previously made, a notation on such Note of the extent to which any payment has been made on account of the principal of such Note.

SECTION 3.       REPRESENTATIONS.

       SECTION 3.1. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants that all representations set forth in the form of the certificate annexed hereto as Exhibit B are true and correct as of the date hereof and are hereby incorporated herein by reference with the same force and effect as though herein set forth in full.

       SECTION 3.2. REPRESENTATIONS OF THE PURCHASER. (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; PROVIDED that the disposition of your property shall at all times be and remain within your control.

       (b) You further represent that at least one of the following statements concerning each source of funds to be used by you to purchase the Notes is accurate as of the Closing Date:

              (1) the source of funds to be used by you to pay the purchase price of the Notes is an "INSURANCE COMPANY GENERAL ACCOUNT" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile;

              (2) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase (for the purpose of this clause (2), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

              (3) all or part of such funds constitute assets of a bank collective investment fund maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such collective investment fund exceed 10% of the total assets or are expected to exceed 10% of the total assets of such fund as of the date of such purchase (for the purpose of this clause (3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

              (4) all or part of such funds constitute assets of one or more employee benefit plans, each of which has been identified to the Company in writing;

              (5) you are acquiring the Notes for the account of one or more pension funds, trust funds or agency accounts, each of which is a "GOVERNMENTAL PLAN" as defined in Section 3(32) of ERISA;

              (6) the source of funds is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year has exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (6) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans; or

              (7) if you are other than an insurance company, all or a portion of such funds consists of funds which do not constitute "plan assets".

       The Company shall deliver a certificate on the Closing Date which certificate shall either state that (i) it is neither a "party in interest" (as defined in Title I, Section 3(14) of ERISA) nor a "disqualified person" (as defined in Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended), with respect to any plan identified pursuant to paragraphs (2), (3) or (4) above, or (ii) with respect to any plan identified pursuant to paragraph (6) above, neither it nor any "affiliate" (as defined in Section V(c) of PTE 84-14) is described in the proviso to said paragraph (6). As used in this Section 3.2(b), the terms "SEPARATE ACCOUNT", "EMPLOYER SECURITIES", and "EMPLOYEE BENEFIT PLAN" shall have the respective meanings assigned to them in ERISA and the term "PLAN ASSETS" shall have the meaning assigned to it in Department of Labor Regulation 29 C.F.R. Section 2510.3-101.

SECTION 4.       CLOSING CONDITIONS.

       Your obligation to purchase and pay for the Notes to be issued on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following conditions precedent:

       SECTION 4.1. CLOSING CERTIFICATE. On the Closing Date you shall receive from the Company a certificate dated such Closing Date, executed by the President or a Vice President of the Company substantially in the form attached hereto as Exhibit B, the truth and accuracy of which shall be a condition to your obligation to accept and pay for the Notes.

       SECTION 4.2. LEGAL OPINIONS. On the Closing Date you shall receive from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Norman R. Soland, Esq., General Counsel for the Company, their respective opinions, dated the Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in Exhibits C and D, respectively, hereto.

       SECTION 4.3. COMPANY'S EXISTENCE AND AUTHORITY. On or prior to the Closing Date, you shall have received in form and substance satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

       SECTION 4.4. RELATED TRANSACTIONS. Prior to or concurrently with the issuance and sale of the Notes to you, the Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in
Section 1.3.

       SECTION 4.5. CONSENT OF HOLDERS OF OTHER SECURITIES. On or prior to the Closing Date, any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to you and your special counsel.

       SECTION 4.6. PRIVATE PLACEMENT NUMBER. On or prior to the Closing Date, special counsel to the Purchasers of the Notes shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

       SECTION 4.7. FUNDING INSTRUCTIONS. At least three business days prior to the Closing Date, you shall have received written instructions executed by the President or any Vice President of the Company directing the manner of the payment of funds and setting forth (1) the name and address of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

       Section 4.8. LEGALITY OF INVESTMENT. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "BASKET PROVISIONS" to such laws).

       SECTION 4.9. PROCEEDINGS AND DOCUMENTS. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request in connection with consummation of said transactions.

       SECTION 4.10. WAIVER OF CONDITIONS. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in this Section 4 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 4.10 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.    INTERPRETATION OF AGREEMENT.

       SECTION 5.1. DEFINITIONS. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

       "AFFILIATE" shall mean any Person (other than a Subsidiary) (a) which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 10% or more of any class of the Voting Stock of the Company, or (c) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the Securities of such Person which shall have any rights or interests similar to the Voting Stock of a corporation) of which is beneficially owned or held by the Company or a Subsidiary. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

       "CAPITALIZED LEASE" shall mean any lease which is required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

       "CAPITALIZED RENTALS" shall mean at any date as of which the amount thereof is to be determined, the amount at which the aggregate rentals due under or to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee will be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

       "CLOSING DATE" is defined in Section 1.2 hereof.

       "CONSOLIDATED CURRENT ASSETS" and "CONSOLIDATED CURRENT LIABILITIES" shall mean such assets and liabilities of the Company and its Subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively.

       "CONSOLIDATED NET INCOME" for any period shall mean net earnings after income taxes of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, but excluding:

              (a) earnings of any Subsidiary accrued prior to the date it became a Subsidiary;

              (b) earnings of any Person, substantially all the assets of which have been acquired in any manner by the Company or its Subsidiaries, realized by such Person prior to the date of acquisition by the Company or its Subsidiaries;

              (c) net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions; and

              (d) the earnings of any Person to which assets of the Company shall have been sold, transferred or disposed of, or into which the Company shall have merged, prior to the date of such transaction.

       "DEBT" with respect to any Person shall mean, without duplication, the sum of:

              (a) the obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of assets;

              (b) liabilities secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed);

              (c)    Capitalized Rentals under any Capitalized Lease; and

              (d) all Guarantees of Debt of others, whether or not reflected in the balance sheet of such Person.

       "DEFAULT" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

       "ENVIRONMENTAL LEGAL REQUIREMENT" shall mean any current or future statute, law, regulation, ordinance, order, consent decree, judgment, permit, license or other requirement of any international, foreign, federal, state, regional, county, local or other governmental body which pertains to protection of the environment, health or safety of persons, natural resource use, conservation, wildlife, waste management, hazardous materials or pollution (including regulation of releases to air, land, water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 ET SEQ., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 ET SEQ., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 ET SEQ.,

Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 ET SEQ., Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 ET SEQ., Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 ET SEQ., Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 ET SEQ., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 ET SEQ., National Environmental Policy Act of 1975, 42 U.S.C. Sections 4321 ET SEQ., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) ET SEQ., any similar or implementing state law, and all amendments, rules, regulations and guidance documents promulgated thereunder.

       "EVENT OF DEFAULT" is defined in Section 7.1 hereof.

       "FIXED CHARGES" for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Subsidiaries, and (ii) all Interest Charges on all Debt (including the interest component of Rentals on Capitalized Leases) of the Company and its Subsidiaries.

       "FUNDED DEBT" with respect to any Person shall mean, without duplication, the sum of (i) all Debt of such Person (including obligations of such Person which are classified as Long-Term Liabilities in accordance with generally accepted accounting principles) in each case having a final maturity of one or more than one year from the date of origin thereof (or which, by the terms of the agreement creating the obligation, is renewable or extendable at the option of the Obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt whether or not included in Consolidated Current Liabilities, and (ii) all guarantees of Funded Debt of others, whether or not reflected in the balance sheet of such Person.

       "GUARANTY" shall mean for any Person all obligations of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

              (a) to purchase such indebtedness or obligation or any Property or assets constituting security therefor;

              (b)    to advance or supply funds:

                             (1)    for the purchase or payment of such
              indebtedness or obligation; or

                             (2)    to maintain working capital or other
              balance sheet condition or any income statement condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

              (c) to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation; or

              (d) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof.

       For the purposes of all computations made under this Agreement, a Guaranty in respect of any indebtedness for borrowed money shall be deemed to be an amount of indebtedness equal to the portion of the principal amount of such indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

       "HAZARDOUS SUBSTANCE" shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and any material designated as hazardous or toxic pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 ET SEQ., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sections 6901 ET SEQ., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 ET SEQ., Clean Air Act of 1966, as amended, 42 U.S.C. Sections 7401 ET SEQ., Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 ET SEQ., or Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ.

       "INTEREST CHARGES" for any period shall mean all interest and all amortization of debt, discount and expense for all Debt of a Person for which such calculations are being made.

       "LIEN" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the pledge or deposit of Property, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "LIEN" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting shall be deemed to be a Lien.

       "MAKE WHOLE PREMIUM" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate present values as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by Section 2.1, if any,) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the Notes being prepaid at the date such Notes are to be prepaid. If the Reinvestment Rate at the time of determination of the Make Whole Premium is equal to or higher than 7.13%, the Make Whole Premium shall be zero. For purposes of any determination of the Make Whole Premium:

              "REINVESTMENT RATE" means (1) .50% plus the yield to maturity of the United States Treasury obligations having a maturity (as compiled by and published on Telerate Page 500 or its successor ("TELERATE") more than three (3) Business Days immediately preceding the payment date at 11:00 A.M. New York City time) (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the Notes being prepaid or paid (taking into account the application of any prepayment required by Section 2.1) or (2) if such rate shall not have been so published by Telerate and Telerate does not publish the Collar Yields referred to in clause (b) of the next following sentence, the Reinvestment Rate in respect of such payment date shall mean .50% plus the yield to maturity of the United States Treasury obligations having a maturity (as compiled by and published on page "USD" of the Bloomberg Financial Market Services ("BLOOMBERG") three (3) Business Days immediately preceding the payment date at 11:00 A.M. New York City time) (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the Notes being prepaid or paid (taking into account the application of any prepayment required by Section 2.1), or (3) if such rate shall not have been so published by either Telerate or Bloomberg and Telerate and Bloomberg do not publish the Collar Yields referred to in clause (b) of the next following sentence, the Reinvestment Rate in respect of such payment date shall mean .50% plus the arithmetic mean of the yields for the two columns under the heading "WEEK ENDING" published in the Statistical Release under the caption "TREASURY CONSTANT MATURITIES" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the Notes being prepaid or paid (taking into account the application of any prepayment required by

       Section 2.1). If no maturity exactly corresponding to Weighted Average Life to Maturity of the Notes shall appear in either Telerate, Bloomberg or the Statistical Release, as the case may be, (a) if necessary, U.S. Treasury bill quotations shall be converted to bond-equivalent yields in accordance with accepted financial practice and (b) yields for the published maturity next longer than the Weighted Average Life to Maturity and the published maturity next shorter than the Weighted Average Life to Maturity (such yields described in this clause (b) being referred to as "COLLAR YIELDS") shall be calculated pursuant to the foregoing sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate pursuant to clause (3) above, the most recent Statistical Release published prior to the date of determination of the Make Whole Premium shall be used.

              "STATISTICAL RELEASE" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

              "WEIGHTED AVERAGE LIFE TO MATURITY" of the principal amount of the Notes being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "REMAINING DOLLAR-YEARS" of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, LESS (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of Section 2.1, if any, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totaling the products obtained in (1).

       "MULTIEMPLOYER PLAN" shall have the same meaning as in the Employee Retirement Income Security Act of 1974, as amended.

       "NET INCOME AVAILABLE FOR FIXED CHARGES" for any period shall mean the sum of (i) Consolidated Net Income during such period PLUS (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any federal, state or other income taxes paid by the Company and its Subsidiaries during such period and (iii) Fixed Charges of the Company and its Subsidiaries during such period.

       "NOTES" is defined in Section 1.1 hereof.

       "PERSON" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

       "PROPERTY" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

       "PURCHASERS" is defined in Section 1.1 hereof.

       "RENTALS" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

       "RESTRICTED PAYMENTS" is defined in Section 6.10 hereof.

       "SECURITY" shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

       "STOCKHOLDERS' EQUITY" shall mean the amount of the capital stock accounts (LESS treasury stock) PLUS the surplus and retained earnings of the Company determined in accordance with generally accepted accounting principles.

       "SUBSIDIARY" shall mean any corporation of which more than 50% (by number of votes) of the Voting Stock is owned and controlled by the Company and/or one or more corporations which are Subsidiaries.

       "TOTAL CAPITALIZATION" shall mean the sum of (a) Funded Debt of the Company and its Subsidiaries, (b) deferred income taxes of the Company and its Subsidiaries classified as long-term liabilities in accordance with generally accepted accounting principles, and (c) Stockholders' Equity.

       "VOTING STOCK" shall mean Securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

       "WHOLLY-OWNED SUBSIDIARY" shall mean any Subsidiary, all of the equity Securities (except directors' qualifying shares) of which are owned by the Company and/or the Company's other Wholly-Owned Subsidiaries.

       SECTION 5.2. ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable.

       SECTION 5.3. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 6.    COMPANY COVENANTS.

       From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

       SECTION 6.1. CORPORATE EXISTENCE, ETC. The Company will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, PROVIDED, HOWEVER, that the foregoing shall not prevent any transaction permitted by Section 6.11.

       SECTION 6.2. INSURANCE. The Company will maintain or cause to be maintained, and will cause each Subsidiary to maintain or cause to be maintained, insurance coverage by financially sound and reputable insurers in such forms and amounts, including such deductibles and such provisions for self-insurance, and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar Properties.

       SECTION 6.3. TAXES, CLAIMS FOR LABOR AND MATERIALS, COMPLIANCE WITH LAWS. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the Property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien or charge upon any Property of the Company or such Subsidiary; PROVIDED the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (a) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary or (b) such nonpayment would not materially and adversely affect the Properties, business, prospects, profits or condition of the Company and its Subsidiaries, and (c) the Company or such Subsidiary shall set aside on its books, reserves, if any, required by generally accepted accounting principles with respect thereto. The Company will promptly comply and will cause each Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including without limitation, the Occupational Safety and Health Act of 1970, as amended, the Employee Retirement Income Security Act of 1974, as amended, and all Environmental Legal Requirements, the violation of any of which would materially and adversely affect the Properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any Lien or charge upon any Property of the Company or such Subsidiary.

       SECTION 6.4. MAINTENANCE, ETC. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its Properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

       SECTION 6.5. NATURE OF BUSINESS. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

       SECTION 6.6. CURRENT RATIO; FIXED CHARGE Coverage. (a) The Company will at all times keep and maintain the ratio of Consolidated Current Assets to Consolidated Current Liabilities at not less than 1.10 to 1.0.

       (b) The Company will keep and maintain the ratio of Net Income Available for Fixed Charges to Fixed Charges (determined as of the end of each fiscal quarter) for the immediately preceding 12-month period (taken as a single accounting period ending at the end of such fiscal quarter) at an amount not less than 1.25 to 1.00.

       SECTION 6.7. STOCKHOLDERS' EQUITY. The Company will at all times keep and maintain Stockholders' Equity at an amount not less than $100,000,000.

       SECTION 6.8. INCURRENCE OF FUNDED DEBT. (a) Neither the Company nor any Subsidiary will create, issue, assume, guarantee or otherwise incur or become liable in respect of any Funded Debt, except:

              (1)    the Notes;

              (2) Funded Debt of the Company and its Subsidiaries outstanding as of the date of this Agreement and reflected on the consolidated balance sheet of the Company and its Subsidiaries as of December 30, 1995;

              (3) additional unsecured Funded Debt of the Company; PROVIDED that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof Funded Debt of the Company and its Subsidiaries shall not exceed 60% of Total Capitalization; and

              (4) additional Funded Debt of the Company and its Subsidiaries secured by Liens permitted by and incurred within the limitations of
       Section 6.9(a)(8), Section 6.9(a)(9) or Section 6.9(a)(10); PROVIDED that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof Funded Debt of the Company and its Subsidiaries shall not exceed 60% of Total Capitalization; and

              (5) Funded Debt of a Subsidiary to the Company or to a Wholly-Owned Subsidiary.

       (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 6.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Subsidiary.

       (c) The renewal, extension or refunding of any Funded Debt issued or incurred in accordance with the limitations of Section 6.8(a) shall constitute the issuance of additional Funded Debt, which is, in turn, subject to the limitations of the applicable provisions of this Section 6.8.

       SECTION 6.9.  LIENS AND ENCUMBRANCES.

       (a) NEGATIVE PLEDGE. Neither the Company nor any Subsidiary will create or incur, or suffer to be incurred or to exist, any Lien on its or their Property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any Property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any Property or assets upon conditional sales agreements or other title retention devices, except:

              (1) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, PROVIDED the payment thereof is not at the time required by Section 6.3;

              (2) Liens incurred or deposits made in the ordinary course of business (i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property, PROVIDED in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

              (3) attachment, judgment and other similar Liens arising in connection with court proceedings, PROVIDED the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings PROVIDED FURTHER, the aggregate amount of all pledges or deposits made to stay the execution or enforcement of such Liens of the Company and its Subsidiaries does not exceed $1,000,000;

              (4) Liens on Property of a Subsidiary, PROVIDED such Liens secure only obligations owing to the Company or a Wholly-Owned Subsidiary;

              (5) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real Property, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on Properties of corporations engaged in similar activities and similarly situated, PROVIDED they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of the owning company's business;

              (6)    leases of Property other than Capitalized Leases;

              (7) the Lien of mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) existing as of the date of this Agreement, securing Funded Debt of the Company or any Subsidiary outstanding on such date;

              (8) the Lien of mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) given to secure the payment of the purchase price or the costs of construction or improvement of fixed assets useful and intended to be used in carrying on the business of the Company or such Subsidiary, as the case may be, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach; PROVIDED that (i) the Lien or charge shall attach solely to the fixed assets acquired, constructed or improved, (ii) at the time of acquisition, construction or improvement of such fixed assets, the aggregate amount remaining unpaid on all indebtedness secured by Liens on such fixed assets (whether or not assumed by the Company or such Subsidiary), shall not be in excess of the lesser of the total purchase price or fair market value thereof at the time of acquisition, construction or improvement of such fixed assets (as determined in good faith by the chief financial officer of the Company),
       (iii) the indebtedness secured by such Liens is payable in equal monthly, quarterly, semi-annual or annual installments and is not callable or subject to acceleration prior to its stated maturity at the option of the lender for reasons unrelated to the creditworthiness of the obligor or destruction of the collateral thereof, and (iv) the indebtedness secured by such Liens shall have been incurred within the applicable limitations of Section 6.8(A)(4);

              (9) Liens of mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) in addition to the Liens permitted by preceding clauses (1) through (8) hereof; PROVIDED that the indebtedness secured by such Liens permitted by this Section 6.9(a)(9) at any one time outstanding shall not exceed 25% of Total Capitalization; and

              (10) any extension, renewal or replacement of any Lien permitted by the foregoing clauses (7), (8) and (9) in respect of the same Property theretofore subject to such Lien in connection with the extension, renewal or refunding (without increases in principal amount) of the indebtedness secured thereby which is permitted by the provisions of Section 6.8(a)(4).

       (b) EQUAL AND RATABLE LIEN; EQUITABLE LIEN. In case any Property is subjected to a Lien in violation of this Section 6.9, the Company will make or cause to be made provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby and in any case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property so equally and ratably securing the Notes. Such violation of Section
6.9 shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 6.9(b).

       SECTION 6.10. DIVIDENDS, STOCK PURCHASES. The Company will not except as hereinafter provided:

              (a) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company); or

              (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

              (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, and all such other distributions being herein collectively called "RESTRICTED PAYMENTS"), if after giving effect thereto the aggregate amount of Restricted Payments made during the period from and after December 30, 1995 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (1) $35,000,000, (2) 75% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit), and (3) the aggregate net cash proceeds received by the Company from the issuance and sale of capital stock for such period (but without duplication of any net proceeds to the Company referred to in clause (b) above).

       The Company will not declare any dividend which constitutes a Restricted Payment payable more than 90 days after the date of declaration thereof.

       For the purposes of this Section 6.10, the amount of any Restricted Payment declared, paid or distributed in Property of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the chief financial officer of the Company) of such Property at the time of the making of the Restricted Payment in question.

       SECTION 6.11. MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. (a) The Company will not (1) consolidate with or be a party to a merger with any other corporation or (2) sell, lease or otherwise dispose of all or any substantial part (as hereinafter defined) of the assets of the Company, unless:

              (i) the successor formed by or resulting from such consolidation or merger or the transferee to which such sale, lease or other disposition shall have been made shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia, and after giving effect to such transaction, no Default or Event of Default shall exist;

              (ii) such successor or transferee corporation shall expressly assume in writing the due and punctual payment of the principal of and interest and premium, if any, on the Notes, according to their tenor, and the due and punctual performance and observance of all the terms, covenants, agreements and conditions of the Notes and this Agreement and shall furnish the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms; and

              (iii) after giving effect to such consolidation or merger the Company would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of Section 6.8(a)(3).

       (b) No Subsidiary will (1) consolidate with or be a party to any merger with any other corporation or (2) sell, lease or otherwise dispose of all or any substantial part of its assets, except in each case, that a Subsidiary may consolidate with, merge into or sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Subsidiary or, in the case of a merger, any other corporation, PROVIDED that, the surviving corporation in such merger is a Wholly-owned Subsidiary.

       (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except to qualify directors) or any indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any indebtedness of any other Subsidiary, unless:

              (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

              (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and indebtedness is in the best interests of the Company;

              (3) said shares of stock and indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

              (4) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

              (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries.

       (d) As used in this Section 6.11, a sale, lease or other disposition of assets shall be deemed to be a "SUBSTANTIAL PART" of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business) during the twelve month period ending on the date of such sale, lease or other disposition, exceeds 10% of Total Capitalization, determined as of the end of the immediately preceding fiscal year.

       SECTION 6.12. REPORTS AND RIGHTS OF INSPECTION. The Company will keep or cause to be kept, and will cause each Subsidiary to keep or cause to be kept, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary in accordance with generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Section 6.12 and concurred in by the independent public accountants referred to in Section 6.12(b) hereof), and will furnish to you so long as you are the holder of any Note and to each holder of then outstanding Notes (in duplicate if so requested):

              (a) QUARTERLY STATEMENTS. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year of the Company, copies of:

                     (1) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the close of such period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

                     (2) consolidated statements of income and retained earnings of the Company and its consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period; in each case setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of the Company as complete and correct, subject to changes resulting from year-end and audit adjustments, and

                     (3) consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year;

              (b) ANNUAL STATEMENTS. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of:

                     (1) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the close of such fiscal year, and

                     (2) consolidated statements of income and retained earnings and cash flows of the Company and its consolidated Subsidiaries for such fiscal year,

       in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon by Ernst & Young LLP or of other independent accountants of recognized national standing selected by the Company to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the end of the fiscal year being reported on and on the consolidated results of the operations and cash flows for said year in conformity with generally accepted accounting principles and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

              (c) SEC AND OTHER REPORTS. Promptly upon their becoming available, one copy of each regular financial statement or report, as the Company shall send to its stockholders and of each regular and periodic report, registration statement or prospectus filed by the Company with any Securities exchange or the Securities and Exchange Commission (the "SEC") or any successor agency, it being understood that if and to the extent that the Company's SEC Form 10Q and Form 10K or successor forms are provided within the time periods prescribed by clauses (a) and (b) above, the requirements of supplying the quarterly and annual statements provided for in said clauses (a) and (b) shall be deemed to have been met;

              (d) NOTICE OF DEFAULT. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or event which with the lapse of time or giving of notice, or both, would constitute an Event of Default, under this Agreement, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

              (e) OFFICER'S CERTIFICATE. Within the period provided in paragraph (b) above, a certificate of an authorized financial officer of the Company stating: (1) that the signer thereof has reexamined the terms and provisions of this Agreement (which statement shall be accompanied by the information and computations (in reasonable detail) required in order to establish whether the Company was in compliance with the requirements of Sections 6.6 through 6.11, inclusive, at the end of the period being covered by the financial statements then being furnished) and (2) whether, to the best knowledge of such officer (after due inquiry), there exists on the date of the certificate any Default or Event of Default under this Agreement and, if any such condition or event exists, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto; and

              (f) REQUESTED INFORMATION. Such additional information as you or any such holder may reasonably request concerning the Company.

       Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each institutional holder of the then outstanding Notes (or such Persons as either you or such holder may designate), under the Company's guidance, to visit the Company at its corporate headquarters and to examine all the books of account, records, reports and other papers of the Company, to make copies and extracts therefrom as is reasonably necessary for the purposes hereof, and to discuss its affairs, finances and accounts with its officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company) all at such reasonable times and as often as may be reasonably requested. Any information obtained by you or such other holder from such examination or discussion will be treated as confidential unless and until such information has been publicly disclosed by the Company; PROVIDED, HOWEVER, that nothing herein contained shall limit or impair the right or obligation of yourself or such other holder to disclose such information when required by law or to appropriate regulatory authorities having jurisdiction over your or its affairs (including, in all events, to proposed transferees of the Notes and to proposed purchasers of the assets of a holder of Notes) or to use the same in connection with the enforcement of the terms and conditions of this Agreement. Any visitation shall be at your sole expense or the sole expense of such institutional holder unless an Event of Default or an event which with the lapse of time or giving of notice and lapse of time would become an Event of Default shall have occurred and be continuing, in which case, any such visitation or inspection shall be at the sole expense of the Company.

       SECTION 6.13. REPURCHASE OF NOTES. Neither the Company nor any Subsidiary, directly or indirectly through an Affiliate or otherwise, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, Section 7.3, Section 7.4 and
Section 8.1.

       SECTION 6.14. TERMINATION OF PENSION PLANS. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of the Employee Retirement Income Security Act of 1974, as amended) or the imposition of a Lien on any Property of the Company or any Subsidiary pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974, as amended.

       SECTION 6.15. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, enter into or be a party to, any transaction or arrangement with any Affiliate (including without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

SECTION 7.    EVENTS OF DEFAULT AND REMEDIES THEREFOR.

       SECTION 7.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an "EVENT OF DEFAULT" as the term is used herein:

              (a) default in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

              (b) default in the payment of principal or premium, if any, on any Note when the same shall have become due; or

              (c) default shall occur in the observance or performance of the covenants or agreements contained in Sections 6.6 through 6.11; or

              (d) default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) such default shall first become known to any executive officer of the Company or the chief financial officer of the Company, or (2) notice of such default shall have been given by any holder of the Notes to any executive officer or the chief financial officer of the Company; or

              (e) any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and sale of the Notes or furnished by the Company pursuant hereto proves untrue or misleading in any material respect as of the date of the issuance or making thereof; or

              (f) the Company or any Subsidiary fails to make any payment of principal and/or interest in respect of any indebtedness for borrowed money aggregating more than $15,000,000 in original principal amount or any event shall occur (other than the mere passage of time) or any condition shall exist in respect of any indebtedness for borrowed money aggregating more than $15,000,000 in original principal amount of the Company or any Subsidiary, or under any agreement securing or relating to such indebtedness, the effect of which is to cause such indebtedness to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

              (g) the Company becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for the Company or for the major part of the Property of either; or

              (h) a custodian, trustee or receiver is appointed for the Company or for the major part of the Property of the Company and is not discharged within 90 days after such appointment; or

              (i) final judgment or judgments for the payment of money aggregating in excess of $500,000 is or are outstanding against the Company or against any of the Property or assets of the Company and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days or such longer period, not to exceed 60 days, as is permitted by applicable law or judicial rule from the date of its entry; or

              (j) bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company and, if instituted against the Company, are consented to or are not dismissed within 60 days after such institution.

       SECTION 7.2. NOTICE TO HOLDERS. When any Event of Default described in the foregoing Section 7.L has occurred, or if the holder of any Note or any other evidence of indebtedness for borrowed money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within seven business days of such event to all holders of the Notes then outstanding, such notice to be in writing and sent by registered or certified mail or by telegram.

       SECTION 7.3. DEFAULT REMEDIES. When any Event of Default described in subparagraphs (a) or (b) of Section 7.1 has occurred and is continuing, any holder of any Note may, and when any Event of Default described in subparagraphs
(c) through (f) and (i) of Section 7.1 has happened and is continuing, the holder or holders of 35% or more of the principal amount of Notes at the time outstanding may exercise any right, power or remedy permitted to such holder or holders at law or in equity and shall have, in particular, without limiting the generality of the foregoing, the right, by notice in writing sent by registered or certified mail to the Company, to declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in subparagraphs (g), (h) or (j) of Section 7.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and to the extent permitted by law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the then applicable Make Whole Premium, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any such holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

       SECTION 7.4. RESCISSION OF ACCELERATION. The provisions of Section 7.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (i), inclusive, of Section 7.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, PROVIDED that at the time such declaration is annulled and rescinded:

              (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

              (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 7.3) shall have been duly paid; and

              (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 8.1;

and PROVIDED FURTHER, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 8.    AMENDMENTS, WAIVERS AND CONSENTS.

       SECTION 8.1. AMENDMENTS AND WAIVERS. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; PROVIDED, HOWEVER, that without the written consent of the holders of all the Notes then outstanding no such waiver, modification, alteration or amendment shall be effective (a) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of, the interest on or premium on, if any, any Note or change the principal amount thereof or change the rate of interest thereon, or (b) which will change any of the provisions of Section 2 in respect of optional prepayments or (c) which will change the percentage of holders of the Notes required to consent to any such amendment, waiver, alteration or modification or any of the provisions of this Section 8 or Section 7.

       SECTION 8.2. SOLICITATION OF HOLDERS. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered and paid, on the same terms, ratably to the holders of all Notes then outstanding.

       SECTION 8.3. BINDING EFFECT. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 9.    MISCELLANEOUS.

       SECTION 9.1. REGISTERED NOTES. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "NOTE REGISTER"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

       At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note, upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by such registered holder or its attorney authorized in writing.

       The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and the Company shall not be affected by any notice or knowledge to the contrary. Payment of or on account of the principal, premium, if any, and interest on any such Note shall be made to or upon the written order of such registered holder.

       SECTION 9.2. EXCHANGE FOR DIFFERENT DENOMINATIONS. The Company will, at any time and from time to time, upon not less than 30 days notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or to Section 9.3, and, upon surrender of such Note at its office, deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered and, as nearly as possible, in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated the date of original issuance of Notes hereunder, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

       SECTION 9.3. LOSS, THEFT, ETC. OF NOTES. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such reissuance. If a Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of the President, a Vice President or other responsible officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity shall be required as a condition to execution and delivery of a new Note other than the written agreement of such owner to indemnify and hold the Company harmless.

       SECTION 9.4. EXPENSES, STAMP TAX INDEMNITY. The Company agrees to pay all expenses in connection with the issuance, sale and delivery to you of the Notes, including the cost of shipping the same to you at your home office or such other place as you may specify. Whether or not the purchase herein contemplated shall be consummated, the Company agrees to reimburse you for all of your out-of-pocket expenses, including, but not limited to, the reasonable charges and disbursements of Chapman and Cutler, your special counsel in connection with the transaction contemplated by this Agreement and all of your out-of-pocket expenses relating to any proposed or actual amendments of this Agreement or waivers or consents pursuant to the provisions hereof or thereof, including, without limitation, any proposed or actual amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company agrees to indemnify and hold you harmless from any liability on account of stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes. The Company further agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company agrees to pay the cost of obtaining a private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's Corporation for the purpose of obtaining such number.

       SECTION 9.5. POWERS AND RIGHTS NOT WAIVED; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to Section 8 hereof shall extend to or affect any obligation or right not expressly waived or consented to.

       SECTION 9.6. NOTICES. All communications provided for hereunder shall be in writing and sent by confirmed facsimile transmission (with hard copy sent concurrently by nationally recognized overnight carrier) or by nationally recognized overnight carrier in each case prepaid and if to you, addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you, may designate to the Company in writing, or if to the Company, addressed to the Company, at 7600 France Avenue South, Minneapolis, Minnesota 55435, Attention:
Treasurer, or to such other address as you or the Company shall designate by written notice to the other. Notice properly sent under this Section 9.6 will be deemed given only when actually received by the Company or you, as the case may be, and without regard to receipt by the actual individual to whose attention such notice is sent.

       SECTION 9.7. SUCCESSORS AND ASSIGNS. This Agreement and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder.

       SECTION 9.8. SURVIVAL OF COVENANTS AND REPRESENTATIONS. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the closing, shall survive the closing and the delivery of this Agreement and the Notes.

       SECTION 9.9. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

       SECTION 9.10. GOVERNING LAW. THIS AGREEMENT AND THE NOTES ISSUED AND SOLD HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH MINNESOTA LAW.

       SECTION 9.11. CAPTIONS. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

       The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement.
                                            NASH-FINCH COMPANY



                                              BY
                                                 -------------------------------
                                                 Its

Accepted as of March 22, 1996:
                                       THE VARIABLE ANNUITY LIFE INSURANCE
                                         COMPANY



                                       By
                                          Its

Accepted as of March 22, 1996:
                                       INDEPENDENT LIFE AND ACCIDENT
                                         INSURANCE COMPANY



                                       By
                                          Its

Accepted as of March 22, 1996:
                                       NORTHERN LIFE INSURANCE COMPANY



                                       By
                                          Its

Accepted as of March 22, 1996:
                                       NORTHWESTERN NATIONAL LIFE
                                         INSURANCE COMPANY



                                       By
                                          Its

                          NAMES AND ADDRESSES OF PURCHASERS
                              AND AMOUNTS OF COMMITMENTS

    NAME AND ADDRESS                                                  PRINCIPAL
      OF PURCHASER                                                      AMOUNT

THE VARIABLE ANNUITY LIFE                                            $17,000,000
INSURANCE COMPANY
c/o American General Corporation
2929 Allen Parkway
Houston, Texas  77019-2155
Attention:  Investment Research Department, A37-01
Facsimile Number:  (713) 831-1366

REGULAR MAIL:
P.O. Box 3247
Houston, Texas  77253-3247

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as Nash-Finch Company, 7.13% Senior Notes due 2011, PPN 631158 D@ 8, principal, premium or interest) to:

      State Street Bank and Trust Company (ABA #011000028)
      Boston, Massachusetts 02101

      Re:  The Variable Annuity Life Insurance Company
      AC-0125-821-9
      OBI=PPN Number and description of payment
      Fund Number PA 54

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

      The Variable Annuity Life Insurance Company and PA 54
      c/o State Street Bank and Trust Company


                                      SCHEDULE I
                                 (to Note Agreement)

      Insurance Services Custody (AH2)
      1776 Heritage Drive
      North Quincy, Massachusetts  02171
      Facsimile Number:  (617) 985-4923

Duplicate payment notices and all other correspondences to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  74-1625348

Deliver securities by overnight courier to:

      State Street Bank and Trust Company
      Securities Services
      225 Franklin Street
      Boston, Massachusetts  02105
      Attention:  Mr. David A. Kay--Receive and Deliver

with a transmittal letter requesting that State Street confirm receipt of the securities to Caroline Lee and transmit by regular mail a photocopy of such securities to her attention at American General Corporation, P. O. Box 3247, Houston, Texas 77253-3247.

    NAME AND ADDRESS                                                  PRINCIPAL
      OF PURCHASER                                                      AMOUNT

INDEPENDENT LIFE AND ACCIDENT                                         $3,000,000
INSURANCE COMPANY
c/o American General Corporation
2929 Allen Parkway
Houston, Texas  77019-2155
Attention:  Investment Research Department, A37-01
Facsimile Number:  (713) 831-1366

REGULAR MAIL:
P.O. Box 3247
Houston, Texas  77253-3247

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as Nash-Finch Company, 7.13% Senior Notes due 2011, PPN 631158 D@ 8, principal, premium or interest) to:

      State Street Bank and Trust Company (ABA #011000028)
      Boston, Massachusetts 02101

      Re:  Independent Life and Accident Insurance Company
      AC-34817924
      OBI=PPN Number and description of payment
      Fund Number PA 88

Notices

All notices of payment on or in respect of the Notes and written confirmation of each such payment to:

      Independent Life and Accident Insurance Company
      c/o State Street Bank and Trust Company
      Insurance Services Custody (AH2)
      1776 Heritage Drive
      North Quincy, Massachusetts  02171

      Facsimile Number:  (617) 985-4923

Duplicate payment notices and all other correspondences to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  59-0302660

Deliver securities by overnight courier to:

      State Street Bank and Trust Company
      Securities Services
      225 Franklin Street
      Boston, Massachusetts  02105
      Attention:  Mr. David A. Kay--Receive and Deliver

with a transmittal letter requesting that State Street confirm receipt of the securities to Caroline Lee and transmit by regular mail a photocopy of such securities to her attention at American General Corporation, P. O. Box 3247, Houston, Texas 77253-3247.

    NAME AND ADDRESS                                                  PRINCIPAL
      OF PURCHASER                                                      AMOUNT

NORTHERN LIFE INSURANCE COMPANY                                       $6,000,000
c/o ReliaStar Investment Research, Inc.
100 Washington Avenue South, Suite 800
Minneapolis, Minnesota  55401-2121
Attention:  Securities Department
Telecopier Number:  (612) 372-5368

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as Nash-Finch Company, 7.13% Senior Notes due 2011, PPN 631158 D@ 8, principal, premium or interest) to:

      First National Bank N.A./Mpls. (ABA #091000022)
      601 2nd Avenue South
      Attention:  Securities Accounting

      for credit to:  Northern Life Insurance Company
      Account Number 1602-3237-6105

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  Var & Co.

Taxpayer I.D. Number:  41-1295933

Deliver securities by overnight courier to:

      ReliaStar Investment Research, Inc.
      100 Washington Avenue South, Suite 800
      Minneapolis, Minnesota  55401-2121
      Attention:  Richell Waddick

    NAME AND ADDRESS                                                  PRINCIPAL
      OF PURCHASER                                                      AMOUNT

NORTHWESTERN NATIONAL LIFE INSURANCE                                  $4,000,000
 COMPANY
c/o ReliaStar Investment Research
100 Washington Square, Suite 800
Minneapolis, Minnesota  55401-2147
Attention:  Securities Department
Telecopier Number:  (612) 372-5368

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as Nash-Finch Company, 7.13% Senior Notes due 2011, PPN 631158 D@ 8, principal, premium or interest) to:

      First National Bank N.A./Mpls. (ABA #091000022)
      601 2nd Avenue South
      Minneapolis, Minnesota  55402
      Attention:  Securities Accounting

      for credit to: Northwestern National Life Insurance Company Account Number 1102-4001-4461

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  Var & Co.

Taxpayer I.D. Number:  41-0451140

Deliver securities by overnight courier to:

      ReliaStar Investment Research
      100 Washington Square, Suite 800
      Minneapolis, Minnesota  55401-2147

      Attention:  Richell Waddick

                                  NASH-FINCH COMPANY

                        7.13% Senior Note Due October 1, 2011
                                   PPN: 631158 D@ 8

No. R-                                                           [Date of Issue]

$

      NASH-FINCH COMPANY, a Delaware corporation (the "COMPANY"), for value received, hereby promises to pay to or registered assigns the principal amount of
                                                                      DOLLARS
($       ) on October 1, 2011 together with interest on the principal amount from time to time remaining unpaid hereon at the rate of 7.13% per annum from the date hereof until maturity (computed on the basis of a 360-day year of 12 consecutive 30-day months) in installments payable on October 1, 1996 and on the first day of each April and October thereafter to and including the date of maturity hereof. The Company further promises to pay interest on each overdue installment of principal, premium, if any, and (to the extent legally enforceable) upon each overdue installment of interest at the rate of 8.13% per annum in each case from and after the maturity of each such installment, whether by acceleration or otherwise, until paid. Subject only to SECTION 2.5 of the Note Agreements hereinafter referred to, both the principal hereof, premium, if any, and interest hereon are payable at the principal office of the Company in Minneapolis, Minnesota, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

      This Note is one of the 7.13% Senior Notes due October 1, 2011 of the Company in the aggregate principal amount of $30,000,000 issued or to be issued under and pursuant to the terms and provisions of separate and several Note Agreements each dated as of March 22, 1996 (collectively, the "NOTE AGREEMENTS") entered into by the Company with the institutional investors named in Schedule I thereto. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein, to which Note Agreements reference is hereby made for the statement thereof.


                                      EXHIBIT A
                                 (to Note Agreement)

      This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity date and certain prepayments are required to be made thereon by the Company, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

      The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

      This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written statement of transfer duly executed by the registered holder of this Note or his attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                       NASH-FINCH COMPANY



                                       By
                                          Its

                                  NASH-FINCH COMPANY

                                 CLOSING CERTIFICATE

To the Purchasers of the 7.13%
Senior Notes due October 1, 2011
of Nash-Finch Company

                                         Re:
                            $30,000,000 7.13% SENIOR NOTES
                      DUE OCTOBER 1, 2011 OF NASH-FINCH COMPANY

Ladies and Gentlemen:

      This certificate is delivered to you in compliance with the requirements of the separate and several Note Agreements each dated as of March 22, 1996 (collectively, the "NOTE AGREEMENTS") entered into by the undersigned, NASH-FINCH COMPANY, a Delaware corporation (the "COMPANY") with each of you, and as an inducement to and as part of the consideration for your purchase on this date of $30,000,000 aggregate principal amount of the 7.13% Senior Notes due October 1, 2011 (the "NOTES") of the Company pursuant to the Note Agreements. The terms which are capitalized herein shall have the same meanings as in the Note Agreements.

      The Company represents and warrants to each of you as follows:

             1. SUBSIDIARIES. Annex A attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. The Company has good and marketable title to all of the shares it purports to own of the capital stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

             2. CORPORATE ORGANIZATION AND AUTHORITY. The Company and each Subsidiary,

             (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;


                                      EXHIBIT B
                                 (to Note Agreement)

             (b) has all requisite power and authority and all necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted; and

             (c) is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to so qualify could have a material adverse effect on the Properties, business prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

             3. BUSINESS AND PROPERTY. You have heretofore been furnished with a copy of the Private Placement Memorandum dated January 28, 1996 (the "MEMORANDUM") prepared by Norwest Bank Minnesota, National Association, which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries.

             4. FINANCIAL STATEMENTS. (a) The consolidated balance sheets of the Company and its Subsidiaries as of December 28, 1991, January 2, 1993, January 1, 1994, December 31, 1994 and December 30, 1995 each inclusive, and the consolidated statements of stockholders' equity and changes in financial position or cash flows, as the case may be, for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification, except as noted therein, by KPMG Peat Marwick LLP and, in the case of December 30, 1995, Ernst & Young LLP, have been prepared in accordance with generally accepted accounting principles consistently applied, except as therein noted, are correct and complete and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of such dates and the results of its operations and changes in financial position or and cash flows, as the case may be, for such periods.

             (b) Since December 30, 1995, there has been no change in the condition, financial or otherwise, of the Company and its Subsidiaries including, without limitation, any change in Liens securing Funded Debt of the Company or any Subsidiary, as shown on the balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

             5. FULL DISCLOSURE. Neither the financial statements referred to in paragraph 4 hereof, nor the Note Agreements, the Memorandum as modified by subsequent information provided by the Company, or any other written statement furnished by the

      Company to you, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the Properties, business prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform the terms and conditions of the Note Agreements and the Notes.

             6. PENDING LITIGATION. There are no proceedings pending or, to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which if adversely determined would materially and adversely affect the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

             7. TITLE TO PROPERTIES. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all the real Property and has good title to all the other Property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 except as sold or otherwise disposed of in the ordinary course of business and except for Liens disclosed in notes to the financial statements referred to in paragraph 4 hereof or such Liens which are not material in the aggregate and do not materially and adversely affect the value of such Property or interfere with the conduct of the business of the Company and its Subsidiaries.

             8. PATENTS AND TRADEMARKS. The Company and each Subsidiary owns or possesses adequate rights to use all material patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known material conflict with the rights of others.

             9. SALE IS LEGAL AND AUTHORIZED. The sale of the Notes and compliance by the Company with all of the provisions of the Note Agreements and the Notes:

                  (a) are within the corporate powers of the Company and have been duly authorized by proper corporate action on the part of the Company; and

                  (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Restated Certificate of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any Property of the Company.

             10. NO DEFAULTS. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement under and subject to which any indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

             11. GOVERNMENTAL CONSENT. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Note Agreements or the Notes or compliance by the Company with any of the provisions of the Note Agreements or the Notes.

             12. TAXES. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1991, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal Income Tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which added provision has not been made in its accounts, and no material controversy in respect of additional Federal or state income taxes is pending or is to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for its current fiscal period.

             13. USE OF PROCEEDS. The proceeds from the sale of the Notes will be used to repay bank borrowings incurred to fund the acquisition and other expenses related thereto of the Military Distributors of Virginia. None of the transactions contemplated in the

      Note Agreements (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not own or intend to carry or purchase any "MARGIN SECURITY" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing, the proceeds of which were used to purchase any "SECURITY" within the meaning of the Securities Exchange Act of 1934, as amended.

             14. COMPLIANCE WITH LAW. The Company and each Subsidiary is in compliance with all laws, ordinances, governmental rules or regulations to which it is subject, including without limitation, the Occupational Safety and Health Act of 1970, as amended, the Employee Retirement Income Security Act of 1974, as amended, and all Environmental Legal Requirements, the violation of which would materially and adversely affect the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is the owner or operator of property, nor has the Company or any Subsidiary arranged for the disposal of Hazardous Substances at a property, where there has been a release or threat of release of Hazardous Substances, the response or corrective action for which could have a material adverse effect on the Properties, business prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

             15. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. The consummation of the transactions provided for in the Note Agreements and compliance by the Company with the provisions of the Note Agreements and the Notes will not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or
      Section 4975 of the Internal Revenue Code of 1986, as amended.

             16. PRIVATE OFFERING. Neither the Company, directly or indirectly, nor Norwest Bank Minnesota, National Association (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Notes or any similar Security of the Company related to this transaction) has offered or will offer the Notes or any similar Security related to this transaction or has solicited or will solicit an offer to acquire the Notes or any similar Security related to this transaction from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security related to this transaction with any Person other than you and not more than ten (10) other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security related to this transaction or has solicited or will solicit an offer to acquire the Notes or any similar Security related to this transaction from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.


      Dated March ____, 1996
                                       NASH-FINCH COMPANY



                                       By
                                          Its

                   SUBSIDIARIES OF THE COMPANY AS OF MARCH 22, 1996



                                                   PERCENTAGE OF VOTING STOCK
                               JURISDICTION OF     OWNED BY COMPANY AND EACH
                                INCORPORATION           OTHER SUBSIDIARY
          NAME OF SUBSIDIARY

Nash-DeCamp Company              California                  100%

  Subsidiaries:

   Agricola Nadco                  Chile                      99%
     Limitada


   Forrest Transportation        California                  100%
     Service, Inc.

Piggly Wiggly Northland           Minnesota                  100%
Corporation

GTL Truck Lines, Inc.             Nebraska                   100%

Nebraska Dairies, Inc.            Nebraska                66-2/3%

Gillette Dairy of the Black     South Dakota              66-2/3%
  Hills, Inc.


                                       ANNEX A
                               (to Closing Certificate)

                   DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION

      The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by SECTION 4.2 of the Note Agreements, shall be dated as of the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

             (1) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, has the corporate power and the corporate authority to execute and deliver the Note Agreements and to issue the Notes;

             (2) The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

             (3) The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and

             (4) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements do not under existing law require the registration of such Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939.

      In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely solely upon an examination of the Restated Certificate of Incorporation certified by, and a Certificate of good standing of the Company from, the Secretary of State of the State of Delaware, and the By-laws of the Company. Chapman and Cutler's opinion shall be limited to the laws of the State of Illinois, the Delaware General Corporate Law, the general corporate law of the State of Minnesota and the Federal law of the United States.


                                      EXHIBIT C
                                 (to Note Agreement)

      With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

                          DESCRIPTION OF CLOSING OPINION OF
                                COUNSEL TO THE COMPANY

      The closing opinion of Norman R. Soland, Esq., General Counsel for the Company, which is called for by SECTION 4.2 of the Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall also be to the effect that:

             (1) The Company is a corporation, duly incorporated, validity existing and in good standing under the laws of the State of Delaware, has the corporate power and the corporate authority to execute and perform the Note Agreements and to issue the Notes and incur the indebtedness to be evidenced thereby;

             (2) The Company has full corporate power and corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the Properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

             (3) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and those shares represented to be owned by the Company pursuant to the Company's Closing Certificate delivered concurrently herewith are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries;

             (4) The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

             (5) The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in


                                      EXHIBIT D
                                 (to Note Agreement)
      accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

             (6) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the lawful execution, delivery and performance of the Agreements or the Notes;

             (7) The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreements do not conflict with applicable laws, rules or regulations or result in any breach of the provisions of or constitute a default under or result in the creation or imposition of any Lien or encumbrance upon any of the Property of the Company pursuant to the provisions of the Restated Certificate of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound; and

             (8) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939 as amended.

             (9) Neither the issuance and sale of the Notes or the application of the proceeds thereof will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System.

             (10) There are no proceedings pending or, to the knowledge of such counsel, threatened, against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which could reasonably be expected to materially and adversely affect the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

      The opinion of Norman R. Soland, Esq., General Counsel to the Company shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. The opinion of


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

Norman R. Soland, Esq., General Counsel to the Company, shall state that it may be relied upon by permitted successors and assigns of the Purchasers.


                                         D-63